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                                 EXHIBIT (18)
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                Form of Multi-Class Plan Pursuant to Rule 18f-3
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                         TRANSAMERICA INVESTORS, INC.

                      PLAN FOR MULTIPLE CLASSES OF SHARES

                                August 4, 1995

     WHEREAS, Transamerica Investors, Inc. (the "Corporation") is a Maryland corporation, engaged in business as an open-end management investment company and registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, pursuant to the terms of the Corporation's Articles of Incorporation, as well as the 1940 Act and the rules and regulations thereunder, the Board of Directors of the Corporation (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of, shares of beneficial interest as Investor Shares and Adviser Shares of each investment portfolio (a "Fund") of the Corporation listed herein on Schedule A, as may be amended;

     WHEREAS, the Corporation wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

     WHEREAS, at a meeting held on August 4, 1995, the Board, including a majority of the Directors who are not interested persons of the Corporation (as defined in section 2(a)(19) of the 1940 Act) (the "Independent Directors"), approved and adopted this Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interests of the holders of Investor Shares; (b) in the best interests of the holders of Adviser Shares; and (c) in the best interests of the Corporation as a whole;

     NOW, THEREFORE, this Multi-Class Plan shall remain in effect until such time as the Board terminates this Multi-Class Plan or makes a material change to this Multi-Class Plan. Any material change to this Multi-Class Plan must be approved by the Board, including a majority of the Independent Directors, as being in the best interests of each class of shares and the Corporation as a whole.

SECTION I: CLASS DISTRIBUTION FEES AND SHAREHOLDER SERVICES
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     Investor Shares of each Fund are offered at net asset value and shall be subject to an annual asset-based distribution fee (as provided for by the plans adopted by the Board pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plans")) of 0.25% of the average daily
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net assets of the Investor Shares in each Fund (except that the Transamerica
Premier Equity Index and Cash Reserve Funds will pay a 0.10% distribution fee). Such distribution fees will be calculated and accrued daily and paid monthly or at such other intervals as the Corporation and Transamerica Securities Sales Corporation (the "Distributor") agree. Investor Shares will be marketed as no-load shares and will be available only by telephoning or writing directly to the Corporation.

     Adviser Shares are available only from registered representatives of Transamerica Financial Resources, Inc. ("TFR"), or from other registered broker-dealers authorized by the Board and the Distributor. Adviser Shares are offered at net asset value and shall be subject to an annual asset-based distribution fee (as provided for by the 12b-1 Plans) of 0.75% of the average daily net assets of the Adviser Shares in each Fund (except that the Transamerica Premier Cash Reserve Fund would pay no distribution fee). The Adviser Shares are also subject to an annual asset-based shareholder service fee (as provided for by the 12b-1 Plans) of 0.25% of the average daily net assets of the Adviser Shares in each Fund. The distribution and shareholder service fees are calculated and accrued daily and paid monthly or at such other intervals as the Corporation and the Distributor agree.

     Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or shareholder service fee imposed by the Corporation must comply with the requirements of Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), as amended from time to time, and any other rules or regulations promulgated by the NASD or Securities and Exchange Commission applicable to mutual fund distribution and service fees.

SECTION II: ALLOCATION OF CLASS EXPENSES
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     Investor Shares and Adviser Shares both represent interests in the same
Funds of the Corporation. Both classes of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

     (1) expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

     (2)    each class will bear different Class Expenses (as defined below);

     (3) each class will have exclusive voting rights with respect to matters that exclusively affect such class (such as approval of each Rule 12b-1 Plan for each class of each Fund); and

     (4)    each class will bear a different name or designation.

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     The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

     (1)    asset-based distribution and shareholder service fees;
     (2)    transfer agency fees attributable to a particular class;
     (3) expenses related to preparing, printing, mailing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class;
     (4)    state and federal registration fees incurred by a specific class;
     (5) litigation and other legal expenses relating to a particular class;
     (6) directors' fees and expenses incurred as a result of issues relating solely to a particular class;
     (7)    accounting, audit and tax expenses relating to a specific class;
     (8) the expenses of administrative personnel and services required to support the shareholders of a specific class; and
     (9) fees and other payments made to entities performing services for a particular class, including account maintenance, dividend disbursing or subaccounting services.

     Class Expenses may be waived or reimbursed proportionately and on a pro rata basis between classes of a Fund by Transamerica Investment Services, Inc. (the investment adviser), the Distributor, Transamerica Occidental Life Insurance Company (the administrator) or any other provider of services to the Corporation.

     Investment advisory fees, custodial fees, and other expenses relating to the management of the Funds' assets shall not be allocated on a class-specific basis.

SECTION III: ALLOCATION OF FUND INCOME AND EXPENSES
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     Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section II above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund. On a daily basis, the total income, dividends, other income accrued and Fund-level expenses incurred are multiplied by the value of the Fund's net assets attributable to each class to determine the income and expenses attributable to that class for the day. Expenses properly attributable to each class are recorded separately and charged to that class. Net income for each class is then determined for the day and segregated on the Corporation's general ledger.

     Dividends are calculated in the same manner for each class and declared and paid on both classes of stock on the same days and at the same times. The per share dividends from net investment income of the Adviser Shares are anticipated to be lower than the per share

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dividends from net investment income of the Investor Shares as a result of the higher service and distribution fees applicable to the Adviser Shares.

     All dividends and capital gain distributions, if any, with respect to a particular class will be paid automatically in additional shares of that class at the net asset value per shares determined as of the next business day following the record date, unless otherwise selected by the shareholder.

SECTION IV: REDEMPTIONS
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     The value of Fund shares on certain redemptions may be more or less than the shareholder's cost or basis, depending upon the Fund's net asset value at the time of redemption.

SECTION V: AMENDMENTS
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     This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Directors who are not interested persons of the Corporation, based on its finding that the amendment is in the best interest of each class individually and the Corporation as a whole.

SECTION VI: RECORDKEEPING
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     The Corporation shall preserve copies of this Multi-Class Plan and any related agreements for a period of not less than six years from the date of this Multi-Class Plan or agreement, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Corporation has executed this Multi-Class Plan on the day and year set forth below.


Date:_______________________

                                   TRANSAMERICA INVESTORS, INC.


                                   By:____________________________
                                   Title:_________________________

Attest:______________________

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                                  SCHEDULE A

                         Transamerica Investors, Inc.

Transamerica Premier Equity Fund
     Investor Shares
     Adviser Shares


Transamerica Premier Index Fund
     Investor Shares
     Adviser Shares


Transamerica Premier Bond Fund
     Investor Shares
     Adviser Shares


Transamerica Premier Balanced Fund
     Investor Shares
     Adviser Shares


Transamerica Premier Short-Term Government Fund
     Investor Shares
     Adviser Shares


Transamerica Premier Cash Reserve Fund
     Investor Shares
     Adviser Shares

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